Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-100327, 333-102858, 333-116170, 333-87482, 333-51094, 333-28511, 333-78793, 333-49165, 333-89279, 333-90809, 333-31874, 333-57092 and 333-72200), and Form S-8 (Nos. 33-44867 and 33-89882) of Regis Corporation of our report dated August 24, 2004 (except for Note 2, as to which the date is May 9, 2005), relating to the consolidated financial statements, which appears in the 2004 Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated August 24, 2004, except for Note 2, as to which the date is May 9, 2005, relating to the financial statement schedule, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
May 10, 2005